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                                                                   Exhibit 10.14

                                                                   General Cigar

                        THE ANNUAL INCENTIVE COMPENSATION
                                  PLAN DOCUMENT

                                      1996

PURPOSE

The purpose of the Annual Management Incentive Plan (The Plan) is to reward the performance of key Corporate and Strategic Business Unit ("SBU") executives of Culbro Corporation and the companies of Culbro Corporation through an annual award, tied to the Corporation's or SBU's performance against key financial and individual goals. Specific plan objectives are to:

o Motivate executives to perform against financial goals that contribute to the creation of shareholder value;

o Encourage both teamwork and personal achievement by tying awards to Company and individual performance;

o Enhance the Corporation's ability to retain and motivate high quality executive talent by providing competitive award opportunities, commensurate with management challenge and performance.


GENERAL PLAN DESCRIPTION

Plan Administration

The Plan shall be administered by the Board of Directors, or its designee, which shall have full authority to interpret the Plan, establish rules and regulations relating to the Plan, determine the criteria for eligibility to participate in the Plan, select Participants in the Plan, set performance targets under the Plan, calculate the amount of the Awards, and to make all other determinations and take all other actions necessary or appropriate for the proper administration of the Plan. The Board's interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding on the Company, its stockholders, Participants, Employees and former employees.

The Board of Directors has assigned the responsibility of Plan administration to the Office of the Chief Executive (OCE).

Plan Effective Date

The Plan, initially effective December 1, 1990, and approved by Culbro's Board of Directors was amended as described below and approved by the Board of Directors on December 7, 1995.

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Determination of Award

The Plan provides the opportunity for key executives to receive awards based on a combination of financial results and individual performance. Payout of incentive compensation for General Cigar will depend solely on the results of General Cigar's performance without regard to the results of Culbro Corporation.

Eligibility

Only key executives whose efforts directly impact General Cigar's results are eligible for The Plan. These include:

o    General Cigar's President

o Key General Cigar managers recommended by General Cigar's President and approved by the OCE

Participants will be notified of their eligibility early in the performance period.


PLAN MEASURES

Time Period

The Plan is based on a 12 month period reflecting the approved annual business plan December through the following November.

Components

Each participant will be assigned a Target Award percentage expressed as a percentage of Base Salary. The target award is divided into two components:

     (a)  Financial:           70% is based on financial performance
     (b)  Strategic:           30% is based on performance of individual goals

The Financial Component will be determined as follows:

o 100% of the Financial Component is awarded if 100% of plan performance is achieved. As part of the business planning process, a financial target or multiple financial targets will be developed by General Cigar and presented for approval to the OCE.

o The Award for the Financial Component will be increased or decreased by a multiple as described under the heading "Multiplier" below.


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o    Performance below 80% of plan level will result in no award.

o Award for performance above 135% of Plan will be determined by the OCE and approved by the Board of Directors. Award will not necessarily be formula driven.

The Strategic Component will be determined based on specific individual goals identified and approved by the Corporate President. The Objective/Development plan section of the Performance Appraisal Form will be primarily used for this purpose.

The Strategic Component will be increased or decreased by a multiplier as described under the heading "Multiplier" below.

Multiplier

Although the Multiplier will be applied to both the financial and the strategic components of the award, it is the financial results that determine the multiplier. Thus, if the financial performance is between 95% and 104% of the financial goals, performance will be considered to be in the "target range" and the target award will be increased or decreased by a multiplier of 1 times the number of percentage points above or below 100%. This adjustment will apply to both the financial and the strategic components.

"Target Range" is defined as achievement of financial goals at 95% up to and including 104%.

For financial performance outside the targeted range (minimum of 80% and maximum of 135%) the target award will be increased or decreased by a multiplier of 4 for all percentage points above or below 100%. For example at 115% the multiplier would provide an additional payment equal to 60% (4x. 15) of the target award.

If the Company achieves financial performance above 135% the award will be multiplied by 4 times 35 percentage points. Any additional payment will be at the discretion of the Board.

Both the financial component and the strategic component will be subject to the multiplier.

An example Plan calculation is shown on Exhibit 1.


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PLAN PAYMENTS

ALL PARTICIPANTS IN THE PLAN MUST BE ACTIVELY EMPLOYED AT TIME OF PAYMENT.

Payments under The Plan are not considered compensation for the purpose of determining or calculating other benefits which are based on your base salary such as the Retirement, Savings or Disability Plans. Actual payment of your award will be made if earned, as soon as practical after the performance period ends. All required tax withholdings will be applied to each payment.

Deferred Payment

The Plan allows you to defer receipt of all or a portion of a cash award if eligible under the Corporation's Deferred Incentive Compensation Plan. An election whether to defer any award which may be payable should be made before the performance period begins, subject to tax law changes and restrictions. You should consult the Corporation's tax department and/or your own advisor before making such an election.

If you elect to defer all or a portion of an award, you will not have access to that money while you remain an active employee until the end of the deferral period which you elected or as otherwise may be permitted under the Corporation's Deferred Compensation Plan.

A deferred award will earn interest at a rate equal to 1% below prime compounded quarterly pursuant to the Corporation's Deferred Compensation Plan.

If you leave the company after an award has been earned and deferred, deferred amounts plus accumulated interest will be calculated as of the end of the month which precedes your departure. Payments of the amount will be made within 30 days after you leave. A copy of the Corporation's Deferred Compensation Plan is available upon request from the Human Resources Department or the Corporate Secretary's Office.

Tax Implications

Under current tax law any cash award from The Plan will be taxed as ordinary income in the year it is received. Again, for guidance about your individual tax situation, including the tax implications of deferring your cash award, you should consult your accountant or other professional tax advisor.


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ADMINISTRATION

Change in Participation

The OCE administers The Plan for Culbro's Board of Directors. Any modification of your participation in The Plan in view of a change in your status within General Cigar, such as a transfer, promotion or change in responsibility, etc., will be determined by the OCE. New hires whose employment begins after May 31st are not eligible for the performance period.

Funding Mechanism

General Cigar must accrue the estimated award payments during the plan year. When the Annual Business Plan of General Cigar is the financial target, the calculation of Plan achievement will be based on earnings only after the full amount of accrued incentive compensation has been expensed.

Award Calculation

The base salary earned while the employee was participating in the Plan will be used for calculating the incentive awards.

The "Percentage of Goal Achieved" will be calculated solely by the OCE and the Board of Directors and will be final and binding upon all participants. Percentage of goal will be rounded up (or down) to whole percentages only. Dollar amounts will be rounded up (or down) to the whole dollar amounts.

All determinations and interpretations will be made solely by the OCE and the Board of Directors and will be final and binding upon all participants.

The Board of Directors reserves the right, exercisable at its sole discretion, at any time to amend or terminate this Plan.

Participation in The Plan does not confer any right to continued employment with Culbro or participation in any other performance period cycle. Nor does participation in The Plan or the receipt of any plan document or letter create any employment contract, express or implied, or otherwise affect in any way Culbro's status as an employer-at-will.


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                                                                       Exhibit 1

                     1996 ANNUAL INCENTIVE COMPENSATION PLAN

                                  General Cigar

                                     EXAMPLE


     Base Salary - $100,000

     Total Eligible Bonus - 20% of Salary

     20% = $20,000

     Financial Component (70%):  $14,000 based on financial goals

     Strategic Component (30%):  $6,000

If the financial goals are achieved at exactly 100%, the Participant would have a maximum potential award of $20,000. The financial component would be awarded at $14,000 and based on achievement of individual goals the strategic component would be awarded at any amount between $0 and $6,000.

Target Range Example

If the financial goals are achieved at either 103% or 97% of target the following calculation would apply:

                                   103%                   97%
                                   ----                   ---

Target Award                     $20,000                $20,000

Multiplier                            x1                     x1

Point Differential                  x.03                 (x.03)

Award Differential                  $600                 ($600)

Total Potential Award            $20,600                 19,400


Financial Component               14,420   (70%)         13,580  (70%)

Maximum Strategic*                 6,180   (30%)          5,820  (30%)

*    Strategic Award based on executive's performance against individual goals


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Above/Below Target Range Example

If the financial goals are achieved at either 115% or 85% of target the following calculation would apply:

                                   115%                   85%
                                   ----                   ---

Target Award                     $20,000                $20,000

Multiplier                            x4 )                   x4 )
                                         ) =x60%                ) =x60%
Point Differential                  x.15 )               x(.15) )

Award Differential               $12,000              ($12,000)

Total Potential Award            $32,000                 $8,000


Financial Component              $22,400   (70%)         $5,600  (70%)

Maximum Strategic*                 9,600   (30%)          2,400  (30%)

*    Strategic Award based on executive's performance against individual goals.


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                                                                       Exhibit 2

                                  GENERAL CIGAR

                               1996 BUSINESS PLAN
                             (amounts in thousands)


1996 BUSINESS PLAN SUMMARY

Planned operating profit                                               $30,073

Planned Corporate capital charge                                         5,080
                                                                       -------
Operating profit after Corporate capital charge                        $24,993
                                                                       =======

     Payment of a bonus will be based on achievement of the operating profit target noted above, adjusted for any variance between the planned and actual Corporate capital charge. Examples of the bonus calculation is as follows:

1.   Assumed operating profit (15% above plan)                         $34,584
     Assumed Corporate capital charge                                    5,215

     Operating profit                                                   34,584
     Planned Corporate capital charge                     5,080
     Corporate capital charge                             5,215          (135)
                                                          --------------------
                                                                        34,449

     Planned operating profit                                           30,073
                                                                       -------
     % of plan achieved                                                   115%
                                                                       =======

2.   Assumed operating profit (85% of plan)                            $25,562
     Assumed Corporate capital charge                                    4,945

     Operating profit                                                   25,562
     Planned Corporate capital charge                     5,080
     Corporate capital charge                             4,945            135
                                                          --------------------
                                                                        25,697

     Planned operating profit                                           30,073
                                                                       -------
     % of plan achieved                                                    85%
                                                                       =======